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Exhibit 10.68

[Beckman Coulter Letterhead]

        January 16, 2004

Edgar E. Vivanco

Re: Letter Agreement and Release of All Claims

Dear Ed:

        This letter Agreement and Release of All Claims ("Agreement and Release") serves to conclude your employment at Beckman Coulter, Inc. ("Company") and addresses all outstanding issues.

        You were employed with the Company from September 11, 1971 to January 23, 2004 when you were laid off from the Company due to the elimination of your position. In compromise of our respective positions regarding matters relating to your employment, the Company and you agree that this Agreement and Release is made out of a desire for an amicable separation based on mutual respect. Accordingly, in making the promises described herein, the Company and you make no admission of liability of any kind, but have agreed to resolve all outstanding issues that may exist by this Agreement and Release.

1.
The Company agrees to pay you the following amounts, all of which are subject to employment and income tax withholding and authorized deductions:

a)
$416,684.82. Said amount shall be paid in bi-weekly payments over the period commencing January 24, 2004 and ending July 8, 2005

b)
$21,930.77 representing twenty days (20) of vacation which will be paid no later than January 23, 2004.

c)
Your normal bi-weekly base pay through July 8, 2005 will be payable according to the normal payroll cycle.

d)
Accelerated vesting of your 2003 Restricted Stock`

*
Grant at the time of your retirement (proposal and portion of the committee minutes that reflect approval are attached and incorporated herein by reference).

2.
As full and final settlement of any and all claims that you may have or you have made against the Releasees as defined in Paragraph 4, or any of their agents at any time through and including the effective date of this Agreement and Release and in consideration for your execution and delivery of this Agreement and Release, the Company will:

a)
Not require your repayment on two loans you have taken out through the Executive Retention Incentive Program on February 28, 2000 and April 2, 2000 totaling approximately $23,000. This amount will be treated as additional compensation and subject to required taxes and withholdings in accordance with tax rules. You acknowledge that said taxes and withholdings will be deducted from your final paycheck on July 8, 2005.

b)
You acknowledge and agree that the Company does not owe you any amounts, bonuses or benefits relating to any past, current or future incentive plans or programs. No employee benefits of any kind will accrue after January 23, 2004. You will not be eligible for any bonuses after January 23, 2004.

c)
You acknowledge and agree that any outstanding options or restricted stock grants are governed by the provisions of the applicable plan and the terms and conditions of each such option or restricted stock grant and administrative procedures, as such plan, terms and conditions or administrative procedures exist or may be amended or adjusted in the future while such options or grants remain outstanding. Nothing in this Agreement and Release shall be construed to change the plan or the terms and conditions under which any stock option has been granted or any administrative procedures which apply to stock options. Such matters include but are not limited to any payment, payment of taxes, forfeiture, vesting, acceleration of vesting, expiration date or acceleration of expiration date. Attached as Exhibit "A" and incorporated by reference is a listing of options which you agree are all of those which you had not yet exercised as of the date you executed this Agreement and Release and they are the only options which you were eligible for and are still outstanding as of that date.

  d)
  You acknowledge and agree that you are not already entitled to receive a significant amount of the payments or other benefits provided under Paragraphs 1 and 2 above and by accepting, agreeing to and executing this Agreement and Release, you are waiving any and all rights to benefits payable under any Beckman Coulter, Inc. separation or severance pay plan, including but not limited to Separation Pay Plan—#594. You acknowledge and agree that the consideration you are to receive under this Agreement and Release is sufficient. You also acknowledge and agree that any amounts paid and any benefits received pursuant to Paragraphs 1 and 2, except those described under Paragraph 1(c), do not constitute eligible earnings for purposes of pension benefits, Company matching contributions or for any other purpose under any and all Company benefit plans. You agree that the consideration agreed to in Paragraph 2 shall not be paid before this Agreement and Release is executed and the seven (7) day revocation period has expired.

3.
As a material inducement to the Company to enter into this Agreement and Release, you agree to keep this Agreement and Release completely confidential. You agree that you will not disclose any of the terms of this Agreement and Release unless required to by law. You may, however, disclose the terms of this Agreement and Release to your immediate family, attorney, and financial consultant, but in each case, only if the party to whom the information is disclosed agrees to maintain the confidentiality required of you. The unauthorized disclosure of the terms of this Agreement and Release by any person to whom you disclose such information shall constitute a violation of this paragraph by you. Any claim by the Company arising out of the terms of this paragraph of the Agreement and Release, shall be submitted to private and confidential arbitration by a single neutral arbitrator, whose decision shall be final and binding. The arbitration proceeding shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. Accordingly, you agree to pay liquidated damages in the amount of $50,000.00 if it is determined through arbitration that there has been a breach of this paragraph. All costs of the arbitration proceeding, including attorneys' fees and witness expenses, shall be paid by the party against whom the arbitrator rules. This arbitration provision applies only to an alleged violation arising out of the terms of this paragraph.

4.
In return for the above, you and your heirs, executors, and administrators, if any, hereby absolutely and forever release and discharge the Company, any of its past, present or future parent companies, subsidiaries, affiliates, divisions, successors, assigns, trust fiduciaries, stockholders, agents, directors, officers, employees, representatives, heirs, attorneys, and all persons acting by, through, under or in concert with them, or any of them (hereinafter collectively known as "Releasees") of and from any and all manner of claims, causes of action, or complaints, in law or in equity, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called "Claims"), which you now have or may have against the Releasees, or any of them, arising out of your employment or separation from the Company, and any other claim of any nature whatsoever based upon any fact or event occurring prior to the date you execute this Agreement and Release. If any action is brought by or on your behalf, Releasees shall be entitled to a return from you in the amount equivalent to all payments and benefits mentioned under Paragraph 2 above. The return of such amounts shall not extinguish the Agreement and Release or your obligations hereunder.

5.
Without limiting the generality of Paragraph 4, you ALSO SPECIFICALLY AGREE TO WAIVE ANY RIGHT TO RECOVERY BASED ON LOCAL, STATE OR FEDERAL AGE, SEX, SEXUAL ORIENTATION, PREGNANCY, RACE, COLOR, NATIONAL ORIGIN, MARITAL STATUS, RELIGION, PHYSICAL DISABILITY, MENTAL CONDITION OR MENTAL DISABILITY DISCRIMINATION LAWS, INCLUDING WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE AMERICANS WITH DISABILITIES ACT, THE FEDERAL FAMILY MEDICAL LEAVE ACT OF 1993, THE CALIFORNIA FAMILY RIGHTS ACT AND THE FAIR EMPLOYMENT AND HOUSING ACT, WHETHER SUCH CLAIM OR CLAIMS MAY BE BASED ON AN ACTION FILED BY YOU OR BY A GOVERNMENTAL AGENCY.

6.
You are aware that after the effective date of this Agreement and Release you may discover facts different from, or in addition to, those you now know or believe to be true with respect to the Claims released in Paragraphs 4 and 5 above and agree that this Agreement and Release shall be and remain in effect in all respects as a complete and general release as to all matters released, notwithstanding any different or additional facts.

7.
It is your intention in executing this Agreement and Release that it shall be effective as a bar to each and every claim of any nature whatsoever. In furtherance of this intention, you specifically waive the benefit of SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, which states the following:

  A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN ITS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

8.
You acknowledge and agree that any rights to receive payments and benefits from various employee benefit plans or programs shall be governed by the rules of those plans or programs as they now exist or are amended in the future, and further, that entering into this Agreement and Release shall not limit the right of Company, its subsidiaries or its or their successors to amend or terminate any such plans or programs or benefits there under. Any amendments or terminations of such plans, programs or benefits shall apply to you as they would to other participants or recipients of such plans, programs or benefits. Notwithstanding the foregoing, you waive any right or claim to separation or severance pay under any separation plan, including but not limited to Separation Pay Plan #594.

9.
You acknowledge your continuing obligations, including, but not limited to those regarding confidential information under your "Employment Agreement" dated September 7, 1971, a copy of which is attached hereto, marked Exhibit "B", and incorporated herein by reference. You further agree that those obligations do not cease as a result of executing this Agreement and Release. Without limiting the foregoing, you will not use on behalf of yourself or any other person or entity, or disclose to any person or entity, any of the Company's proprietary information without the prior written consent of the Vice President of Human Resources for the Company. Proprietary information means information owned or used by, or relating to the business or affairs conducted by the Company or its affiliates at any time during your employment with the Company. Without limitation, examples of proprietary information include information concerning inventions, processes, methods, trade secrets, formulations, raw material lists, vendor lists, customer lists, employee lists, marketing or strategic plans, or actual or projected financial results or data. You also agree not to take any action or make any statement that would diminish or in any way disparage the good reputation, good will, and high standing of the Company.

  You expressly understand that your agreement to comply strictly with this provision and the provisions of your Employment Agreement regarding the proprietary information represents a material provision of this Agreement and Release and is indispensable to the Company's agreement to enter into this Agreement and Release. You further agree that any violation or breach of your commitments and agreement will cause irreparable damage and injury that could not be fully remedied or compensated by monetary damages alone or in an action at law. You therefore agree and hereby stipulate that the Company shall be entitled to receive all available remedies, including temporary and/or permanent injunctive relief, if you breach this provision or your Employment Agreement, and shall further be entitled to recover all costs and attorney's fees if it successfully pursues equitable, injunctive or legal relief. Furthermore, the pursuit of any form of relief, including but not limited to injunctive or other equitable relief, shall not preclude or interfere in any manner with the Company's ability to seek and recover all other forms of available legal or equitable relief.

10.
If any party to this Agreement and Release brings an action to enforce its rights hereunder, the prevailing party shall be entitled to recover its costs and expenses, including attorneys' fees, incurred in connection with such suit.

11.
If any provision of this Agreement or application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provision or application. To this end, the provisions of this Agreement are severable.

12.
This Agreement and Release represents the sole and entire agreement between the parties and supersedes all prior agreements, negotiations, and discussions with respect to the subject matters covered. Any amendment to this Agreement and Release must be in writing, signed by the parties hereto, and stating the intent of the parties to amend this Agreement and Release.

13.
This Agreement and Release shall be construed and interpreted in accordance with the laws of the State of California.

14.
You agree to turn in all final expense report requests for reimbursement and to return any and all Company property, including but not limited to your cell phone, pager, laptop, credit cards, customer files, technical business or financial information, training manuals, reports, memos, copies, business plans, strategic planning documents, business files, records, lists, keys, access cards/codes and any other items that are Company property no later than January 23, 2004. Any reimbursement of expenses shall be made to you in accordance with the Company's procedures relating to the expense reimbursement. Your car allowance will not be payable after January 23, 2004. Your financial counseling subsidy will be payable through December 31, 2005. You hereby waive any claim to reimbursement for expenses that are not submitted for requested reimbursement by January 23, 2004.

15.
You agree to cooperate with and to assist the Company, upon reasonable request and without additional compensation, in any proceeding or investigation involving any claim, demand, right, or action of any kind, arising out of, in connection with, or in any manner relevant to your employment or job duties, whether brought by a third party against the Company or its subsidiaries, affiliates, successors or assigns or by it or them against a third party. Your reasonable travel, lodging and meal expenses will be reimbursed based upon supporting receipts and approved by the Vice President of Human Resources.

16.
You agree not to apply for future employment with the Company or with any of the Company's past, present or future parents, subsidiaries or affiliates.

17.
I, Edgar E. Vivanco, understand, acknowledge and represent that:

(a)
I have carefully read and understand this Agreement and Release and its final and binding effect;

(b)
This Agreement and Release constitutes a voluntary waiver of any and all rights and claims I have against Releasees as of the date of the execution of this Agreement and Release including, but not limited to, rights or claims arising under the Federal Age Discrimination in Employment Act of 1967;

(c)
I have waived rights or claims pursuant to this Agreement and Release in exchange for consideration, the value of which exceeds payment of remuneration and other amounts to which I was already entitled;

(d)
I was advised to consult and have had the opportunity to fully discuss the contents and consequences of this Agreement and Release with an attorney of my choice prior to executing it;

(e)
I have a period of up to twenty-one (21) days beginning from January 23, 2005 to consider the terms of this Agreement and Release. I may revoke this Agreement and Release at any time during the seven (7) days following the date I execute this Agreement, and this Agreement shall not become effective or enforceable until such revocation period has expired;

(f)
I have not relied on any promise, representation or inducement not expressed in this Agreement and Release; and

(g)
I have voluntarily and knowingly signed this Agreement and Release.

BECKMAN COULTER, INC. ("Company")
/s/ EDGAR E. VIVANCO Edgar E. Vivanco	/s/ FIDENCIO M. MARES Fidencio M. Mares Vice President, Human Resources
1-16-04 Date	1-16-04 Date

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Re: Letter Agreement and Release of All Claims